Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

(949) 234-1999
dickparsons@seychelle.com
Seychelle Receives Over $335,000 in New Orders
To Fight the Cholera Problem in Haiti Further Accelerating Sales

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  December 7, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles and systems announced today that it has received several large orders totaling over $335,000 for its 28oz portable water filtration bottles with advanced filters to help fight the growing cholera epidemic in Haiti.  The orders are from a large humanitarian organization that has been working with Seychelle for some time throughout the world whenever a crisis occurs – such as earthquakes, cyclones, hurricanes and epidemics.

Carl Palmer, President and CEO said, “This order is on top of the $1 million in new orders reported in the November 8th Press Release and keeps us on track in the third quarter of FY 2011 for continued growth in sales and net income after reporting five straight quarters of profitable growth since the beginning of FY 2010.  The sales growth is being fuelled by broader consumer awareness of drinking water quality problems, and Seychelles’ expanding distribution in varied marketing channels; as well as continued consumer acceptance of new Seychelle products; the stainless steel bottle line in three attractive colors, the new drinking water straws, and improved pure water bags and pumps for everyday use and emergency preparedness.”

In discussing the cholera problem in Haiti, Mr. Palmer went on to say that “Cholera is one of the worst water borne diseases one can get from contaminated water or food. Cholera is an infection of the small intestine caused by the bacterium Vibrio Cholerae. The main symptoms are profuse watery diarrhea and vomiting. The severity of the diarrhea and vomiting can lead to rapid dehydration and electrolyte imbalance.  Worldwide it affects 3 to 5 million people a year and causes up to 100,000 to 130,000 deaths.  Cholera can also lead to other diseases such as dysentery.”

In Haiti, the outbreak began in the Artibonite region over a month ago, and has spread across the nation. The Ministry of Health reported that more than 1,600 people have died, including many children; and nearly 30,000 have been hospitalized since the outbreak of the epidemic.  UN officials have reported that cholera is spreading fast and is likely to result in hundreds of thousands of cases, and last up to a year.

Mr. Palmer added, “The Seychelle advanced filter system has been used worldwide to handle problems such as this because it removes up to 99.9999% of contaminants such as bacteria, virus, giardia, E-Coli and cryptosporidium. On Vibrio Cholerae it removes up to 99.9%.Seychelle filters have been tested in the US and worldwide by independent government labs to EPA/ANSI protocols and NSF Standards 42 and 53…and most recently in Mexico in preparation for expanded distribution to retailers and emergency preparedness distributors.”

”Seychelle Products are the Most Field and Laboratory Tested
 Products of Their Kind in the World”

With Seychelle portable water filtration, consumers can drink, with complete confidence that only Seychelle can provide, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  For more information, please go to our web site at www.seychelle.com  or call (949) 234-1999; and visit our on line store at www.store.seychelle.com.

Note to Investors

Seychelle is a national, publicly traded company with 25,882,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.